UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2006

AKSYS, LTD.
(Exact name of registrant as specified in its charter)

000-28290
(Commission File Number)

Delaware	36-3890205
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

Two Marriott Drive
Lincolnshire, Illinois  60069
(Address of principal executive offices, with zip code)

(847) 229-2020
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 9, 2006, the board of directors of Aksys, Ltd. (the “Company”) appointed Dr. Rosemary Mazanet as a director.  Dr. Mazanet, age 50, has served as the Chief Executive Officer of Breakthrough Therapeutics, LLC, a privately held a therapeutic development company, since February 2004.  She has served as the acting CEO of Access Pharmaceuticals (OTCBB: ACCP) since May 2005, and was elected to its board of directors in May 2006. She also has served as a member of the Board of Directors of GTx, Inc. (NASDAQ: GTXI), a biopharmaceutical company dedicated to developing therapeutics for serious conditions related to men’s health, since October 2001.  From June 1998 to February 2004, Dr. Mazanet served as Chief Scientific Officer and a General Partner of Oracle Partners, L.P., a hedge fund.  Prior to joining Oracle Partners, Dr. Mazanet served as the Director of Clinical Research at Amgen, Inc., a pharmaceutical company.  Dr. Mazanet is a member of the Board of Trustees of the University of Pennsylvania School of Medicine.  She trained in internal medicine at the Brigham and Women’s Hospital and in oncology at the Dana Farber Cancer Institute, both part of the Harvard Medical system, where she was a staff physician prior to joining Amgen.  Dr. Mazanet holds a B.A. in Biology from the University of Virginia and an M.D. and a Ph.D. from the University of Pennsylvania.

Dr. Mazanet will serve on the board of directors as a designee of Durus Life Sciences Master Fund Ltd. pursuant to the terms of the investor rights agreement between Durus and the Company.  Dr. Mazanet fills the vacancy on the board created following Shodhan Trivedi’s resignation from the board on August 9, 2006.  Mr. Trivedi was appointed to the board in March 2006 as a designee of Durus in connection with the signing of the Company’s financing agreements with Durus.  Mr. Trivedi’s resignation is not because of any disagreement with the Company or its board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKSYS, LTD.

Dated: August 9, 2006	By:	/s/ Laurence P. Birch
Name: Laurence P. Birch
Title: Chief Financial Officer